Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MAI Systems Corporation

Lake Forest, California

We hereby consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-92194, 333-72412, 333-72414 and 333-72418) and Form S-3 (No. 333-57454) of MAI Systems Corporation of our report dated April 25, 2005, relating to the consolidated financial statements which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated April 25, 2005 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ BDO Seidman LLP

Costa Mesa, California

September 16, 2005